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                              EXHIBIT 99
                                               [OLD KENT LOGO]

                                               Old Kent Financial Corporation
    News Release                               111 Lyon Street NW
                                               Grand Rapids, MI 49503-2406
NASDAQ:        OKEN
FOR RELEASE:   IMMEDIATELY
DATE:          OCTOBER 20, 1997

CONTACT:       ALBERT T. POTAS
               SENIOR VICE PRESIDENT, CONTROLLER
               (616) 771-1931

               WILLIAM L. SANDERS
               SENIOR EXECUTIVE VICE PRESIDENT, CFO
               (616) 771-5808

              OLD KENT ANNOUNCES TWO FOR ONE STOCK SPLIT AND
                          INCREASES CASH DIVIDEND

     GRAND RAPIDS, MICHIGAN -- The Board of Directors of Old Kent Financial

Corporation announced today a two for one stock split and a related cash dividend increase. The two for one (100%) stock split on the Corporation's common stock, $1 par value, is payable December 15, 1997, to shareholders of record on November 14, 1997.  "This two for one stock split should increase the liquidity of our stock and make Old Kent stock accessible to a wider range of investors", said David J. Wagner, Chairman, President and

Chief Executive Officer.

     The board also declared a $.36 per share (pre-split basis) quarterly cash dividend on the Corporation's common stock, payable December 15, 1997,

to shareholders of record on November 14, 1997.  On a post-split basis,

this new quarterly dividend rate is equivalent to $.18 per share, or $.72 annually.  As a result of the increase, the 1997 cash dividends to be paid per share are 11.5% greater than per share cash dividends paid in 1996.

The cash
                                  -more-

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dividend increase will be the twenty fifth annual increase since the

holding company was formed in 1972.   The fourth quarter of 1997 also marks

the 101st consecutive quarter that Old Kent Financial Corporation has paid a dividend.

     Also, to reflect the stock split, the board of directors adjusted it's

June 16, 1997 authorization for the repurchase of up to 3 million shares of

Old Kent Common Stock. The updated authorization now allows management, at its discretion, to repurchase twice the number of shares remaining under the original authorization.

     Old Kent Financial Corporation is a bank holding company headquartered in Grand Rapids, Michigan that operates over 200 full service offices in

Michigan and Illinois.  At September 30, 1997, Old Kent had total assets of

$13.8 billion.

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